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                                                              EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

       We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Hovnanian Enterprises, Inc. (the "Company"), K. Hovnanian Enterprises, Inc. and certain subsidiaries of the Company for the registration of $100,000,000 aggregate principal amount of 8.000% Senior Notes due 2012 and $150,000,000 aggregate principal amount of 8.875% Senior Subordinated Notes due 2012 and to the incorporation by reference therein of our report dated December 11, 2001, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended October 31, 2001, filed with the Securities and Exchange Commission.

                                               /s/ ERNST & YOUNG LLP

New York, New York
June 3, 2002